Exhibit 3.1

CERTIFICATE REGARDING
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
CTI BIOPHARMA CORP.

Pursuant to the provisions of Section 23B.10 of the Washington Business Corporation Act, the undersigned, who is the duly elected, qualified, and acting Vice President, Finance and Administration of CTI BioPharma Corp. (the “Corporation”), hereby submits these Amended and Restated Articles of Incorporation for filing.

FIRST: The name of the Corporation is CTI BioPharma Corp., a Washington corporation.

SECOND: Pursuant to RCW 23B.10.070, the Corporation has approved and adopted a restatement to its articles of incorporation to incorporate the several previously authorized and adopted amendments to its articles of incorporation between June 19, 2008 and February 27, 2015, including to reflect an increase in authorized share capital and the elimination of the classification of the Corporation’s Board of Directors and the Certificate of Designations of Rights and Preferences of a previously authorized Series ZZ Junior Participating Cumulative Preferred Stock, attached hereto as Exhibit A-1 (the “Series ZZ Certificate of Designations”). The Board of Directors of the Corporation adopted such restatements on March 18, 2015.

THIRD: The Corporation has approved and adopted the Amended and Restated Articles of Incorporation, (the “Amended and Restated Articles”) incorporating the restatement and the various amendments, superseding the previous articles of incorporation in their entirety.  The Amended and Restated Articles of Incorporation are attached hereto as Exhibit A. The Amended and Restated Articles were adopted and approved by the Board of Directors of the Corporation on March 18, 2015.

FOURTH: The Amended and Restated Articles do not call for an increase or decrease in the total number of shares of capital stock authorized in the Corporation’s Articles of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused these Amended and Restated Articles to be signed by a duly authorized officer, this 23rd day of March, 2015.

CTI BIOPHARMA CORP.,
a Washington corporation
/s/ Louis A. Bianco
Name: Louis A. Bianco
Title: Executive Vice President, Finance and Administration

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

CTI Biopharma Corp.

ARTICLE I

The name of the corporation (the “Corporation”) is CTI BioPharma Corp.

ARTICLE II

AUTHORIZED CAPITAL STOCK

2.1Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is Three Hundred Fifteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (315,333,333); the total number of authorized shares of Common Stock shall be Three Hundred Fifteen Million (315,000,000); and the total number of authorized shares of Preferred Stock shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333).

2.2Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock, which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

(a)Series ZZ Junior Participating Cumulative Preferred Stock. The Corporation has designated a series of preferred stock of the Corporation as the “Series ZZ Junior Participating Cumulative Preferred Stock” (the “Series ZZ Preferred Stock”), which series shall have such rights, voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth on the Certificate of Designations of Preferences, Rights and Limitations of the Series ZZ Preferred Stock (the “Series ZZ Certificate of Designations”) attached to these Articles of Incorporation as Exhibit A-1 and incorporated herein.

ARTICLE III

DIRECTORS

The number of directors of the Corporation shall be as set forth in the bylaws. Directors shall be elected annually for terms of one year, and until their successors are elected and qualified, subject to their earlier death, resignation or removal from the Board of Directors; provided that any director in office at the 2014 Annual Meeting whose term does not expire until the annual meeting of shareholders held in calendar year 2015 or calendar year 2016 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such Continuing Classified Director was previously elected and until such Continuing Classified Director’s successor is duly elected and qualified, subject to such Continuing Classified Director’s earlier death, resignation or removal from the Board of Directors.

ARTICLE IV

SHAREHOLDERS’ RIGHTS

4.1Shareholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.

4.2Holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

VOTING RIGHTS; QUORUM

5.1Holders of the Corporation’s outstanding Common Stock shall have unlimited voting rights; provided, however, that a simple majority of all votes entitled to be cast by a voting group will be sufficient to approve any (a) plan of merger, (b) plan of share exchange, or (c) sale of assets other than in the usual and regular course of business of the Corporation.

5.2At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE VI

SHAREHOLDER MEETING QUORUM

A quorum for any shareholder meeting shall be at least one-third (1/3) of the shares entitled to be cast.

ARTICLE VII

LIMITATION ON LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article becomes effective, the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the

Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date of this Article becomes effective.

ARTICLE VIII

AMENDMENT OF ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

The undersigned, as the Executive Vice President, Finance and Administration of CTI BioPharma Corp., has executed these Amended and Restated Articles of Incorporation, which shall become effective upon filing by the Secretary of State of the State of Washington.

CTI Biopharma Corp.,
a Washington corporation

Date: March 23, 2015	By:	/s/ Louis A. Bianco
Name: Louis A. Bianco
Title: Executive Vice President, Finance and Administration

Exhibit A-1

CTI Biopharma Corp.

CERTIFICATE OF DESIGNATIONS OF
PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES ZZ JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

Section 1. Designation and Amount. There shall be a series of preferred stock that shall be designated as “Series ZZ Junior Participating Cumulative Preferred Stock” (the “Series ZZ Preferred Stock”), and the number of shares initially constituting such series shall be 80,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series ZZ Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series ZZ Preferred Stock.

Section 2. Dividends and Distributions.

(a) (i) Subject to the rights of the holders of any shares of any class or series of preferred stock (or any similar stock) ranking prior and superior to the Series ZZ Preferred Stock with respect to dividends, the holders of shares of Series ZZ Preferred Stock, in preference to the holders of shares of common stock and of any other class or series of stock ranking junior to the Series ZZ Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series ZZ Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series ZZ Preferred Stock. The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series ZZ Preferred Stock are entitled, which shall be 10,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.” In the event the Corporation shall at any time after January 7, 2010 (the “Rights Declaration Date”) (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series ZZ Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(ii) Notwithstanding anything else contained in this paragraph (a), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series ZZ Preferred Stock as provided in this paragraph (a) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock) and the Corporation shall pay such distribution of the Series ZZ Preferred Stock before the dividend or distribution declared on the common stock is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series ZZ Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series ZZ Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series ZZ Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series ZZ Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series ZZ Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series ZZ Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series ZZ Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series ZZ Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Corporation. The number of votes which a holder of a share of Series ZZ Preferred Stock is entitled to cast, which shall initially be 10,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.” In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series ZZ Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series ZZ Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) (i) Whenever, at any time or times, dividends payable on any shares of Series ZZ Preferred Stock shall be in arrears in an amount equal to at least six (6) full quarter dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series ZZ Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two (2) directors of the Corporation at a special meeting of shareholders of the Corporation or at the Corporation’s next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below.

(ii) Upon the vesting of such right of the holders of shares of Series ZZ Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two (2) and the two (2) vacancies so created shall be filled by vote of the holders of the outstanding shares of Series ZZ Preferred Stock as hereinafter set forth. A special meeting of the shareholders of the Corporation then entitled to vote shall be called by the President, the Board of Directors or, if requested in writing, by the holders of at least 10% of the shares of Series ZZ Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of shareholders of the Corporation, the holders of the shares of Series ZZ Preferred Stock shall elect, voting as above provided, two (2) directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of Series ZZ Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or proxy, and such two (2) directors shall be elected by the vote of at least a majority of the shares of Series ZZ Preferred Stock held by such shareholders present or represented at the meeting, the holders of Series ZZ Preferred Stock being entitled to cast a number of votes per share of Series ZZ Preferred Stock as is specified in paragraph (a) of this Section 3. Each such additional director shall serve until the next annual meeting of shareholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(c). Any director elected by holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c) may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c), such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of directors.

(iii) The right of the holders of shares of Series ZZ Preferred Stock, voting separately as a class, to elect two (2) members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series ZZ Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the Series ZZ Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c) shall terminate immediately. Whenever the term of office of the directors elected by the holders of shares of Series ZZ Preferred Stock pursuant to this Section 3(c) shall terminate and the special voting powers vested in the holders of the Series ZZ Preferred Stock pursuant to this Section 3(c) shall have expired, the maximum number of members of this Board of Directors of the Corporation shall be such number as may be provided for in the Amended and Restated Bylaws of the Corporation, irrespective of any increase made pursuant to the provisions of this Section 3(c). The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series ZZ Preferred Stock in this Section 3.

(d) Except as otherwise required by applicable law or as set forth herein, holders of Series ZZ Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever dividends or distributions payable on the Series ZZ Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series ZZ Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series ZZ Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, except dividends paid ratably on the Series ZZ Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in subsection 4(a)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series ZZ Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series ZZ Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series ZZnd classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series ZZ Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation (voluntary or otherwise), no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series ZZ Preferred Stock unless, prior thereto, the holders of shares of Series ZZ Preferred Stock shall have received an amount (the “Series ZZ Liquidation Preference”) equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $10,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount of all cash or other property to be distributed per share to holders of common stock upon such liquidation, dissolution or winding up of the Corporation, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series ZZ Preferred Stock, except distributions made ratably on the Series ZZ Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series ZZ Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

In the event, however, that there are not sufficient assets available to permit payment in full of the Series ZZ Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series ZZ Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series ZZ Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series ZZ Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series ZZ Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series ZZ Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series ZZ Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

Section 9. Ranking. Unless otherwise expressly provided in the Articles of Incorporation or a Certificate of Designation, Preferences or Rights relating to any other series of preferred stock of the Corporation, the Series ZZ Preferred Stock shall rank junior to every other series of the Corporation’s preferred stock previously or hereafter authorized, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.

Section 10. Fractional Shares. Series ZZ Preferred Stock may be issued in whole shares or in any fraction of a share that is one ten-thousandth (1/10,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series ZZ Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement, as amended, for fractions of a share other than one ten-thousandth (1/10,000th) of a share or any integral multiple thereof.

Section 11. Amendment. At any time any shares of Series ZZ Preferred Stock are outstanding, the Articles of Incorporation and the foregoing Sections 1 through 10, inclusive, and this Section 11 of the Series ZZ Certificate of Designation shall not be amended in any manner, including by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series ZZ Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series ZZ Preferred Stock, voting separately as a class.”